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EXHIBIT 10.12.3           WORLD WRESTLING FEDERATION
                               LICENSE AGREEMENT



     THIS AGREEMENT, dated as of 2/10/97, 1997, between TITAN SPORTS, INC., a Delaware corporation with its principal office at Titan Tower, 1241 East Main Street, Stamford, Connecticut 06902 ("Titan"), and JAKKS PACIFIC, INC. a corporation with its principal office at 24955 Pacific Coast Highway, Suite B202, Malibu, CA 90265 (the "Licensee"), is to evidence:

     1. Definitions. For purposes of this Agreement the following definitions shall apply:

     (a) The term "Advertising Materials" shall mean all advertising and promotional materials and all packaging, wrapping, and labeling materials for the Licensed Products (including, by way of illustration but not limitation, catalogs, trade advertisements, flyers, sales sheets, labels, package inserts, hangtags and displays) which are produced by or for the Licensee and which make use of the Intellectual Property.

     (b) The term "Copyrights" shall mean all copyrights now or hereafter owned by Titan relating to the Events or the Talent.

     (c) The term "Events" shall mean the professional wrestling exhibition produced, promoted, and performed by Titan, before a live audience and/or broadcast via pay, cable, or free television.

     (d) The term "Intellectual Property" shall mean the Rights of Publicity, the Trademarks, the Copyrights, and all other proprietary rights relating to the Events.

     (e) The term "Licensed Products" shall mean the following items: articulated and non-articulated molded plastic six inch (6") figures, articulated molded plastic three inch (3") figure sets inclusive of wrestling ring, articulated seven inch (7") figures with special features (first special feature will be Lenticular), figure finger rings, wrestling ring scaled to figures and action figures with sound and microphone which may utilize infrared technology.

     (f) The term "Net Sales Price" shall mean the Licensee's invoiced billing price to its customers or distributors for the Licensed Products, less returns for damaged goods, discounts and allowances.

     (g) The term "Rights of Publicity" shall mean the likenesses, physical characteristics, personalities, characters, and personas of the Talent.

     (h) The term "Talent" shall mean all individuals who perform in the Events, including, but not limited to, the professional wrestlers who perform in the Events.

     (i) The term "Territory" shall mean Australia, Bahrain, Cyprus, Egypt, France, Germany, Israel, Italy, Kuwait, Lebanon, Jordan, Morocco, New Zealand, Oman, Qatar, Saudi Arabia, South Africa, Spain, Syria, Tunisia, United Arab Emirates, United Kingdom.

     (j) The term "Trademarks" shall mean all symbols, designs, styles, emblems, logos and marks used in connection with the Events, including, but not limited to, the name WORLD WRESTLING FEDERATION, the WWF logo or logos, the mark WORLD WRESTLING FEDERATION SUPERSTARS, and the names of the Talent, but excluding the initials WWF in block letters.


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     2. Grant of License; Channels of Distribution Reserved to Titan.

     (a) Grant of License. Titan grants to the Licensee, upon the terms and conditions set forth in this Agreement, the exclusive right and license to use the Intellectual Property in connection with the manufacture, distribution, sale, and advertising of the Licensed Products in the Territory through all channels of distribution except those reserved to Titan under subparagraph 2(b).

     (b) Titan's Channels of Distribution. The rights granted to the Licensee by Titan under subparagraph 2(a) shall not include the right to distribute the Licensed Products through the following Titan channels of distribution: (i) at-Event sales; (ii) catalog sales; (iii) direct mail sales; (iv) sales via television or other electronic media; and (v) vending machine sales.

     3. Period of Agreement. The period of this Agreement shall commence on January 1, 1997 and end on December 31, 1999 unless terminated earlier pursuant to the terms hereof. Thereafter, if the Licensee wishes to renew this, it shall provide written notice of such intent to Titan no less than sixty (60) days prior to the commencement of the renewal period in question. In that event, provided the Licensee is not in default of any term under this Agreement, and further provided that Licensee has paid to Titan all royalties during the then current period, Titan will discuss with Licensee such potential renewal, and the terms thereof. No renewal period will be effective unless and until the parties reach a mutual agreement as to the terms applicable to such renewal. This paragraph is in no way to be construed so as to obligate Titan to renew this Agreement, or to renew this Agreement with any particular terms.

     4. Royalties. In consideration for the rights granted to it under this Agreement, the Licensee agrees to pay Titan the following royalties:

     (a) Advance Royalties. On execution of this Agreement the Licensee agrees to pay to Titan the following non-refundable Advance Royalty Amount, which shall be set off as a credit against the royalties due to Titan under subparagraph 4(b):

        Advance Royalty Amount          US$150,000.00
        ----------------------


If Titan has not received the Advance Royalty Amount due on execution of this Agreement by the date 15 days from the date of Titan's execution of this Agreement, Titan shall have the right to terminate this Agreement, with immediate effect, by providing the Licensee with written notice of termination at any time prior to Titan's receipt of said Advance Royalty Amount payment.

     (b) Percentage Royalties. Percentage Royalties shall be computed as follows:

          (i) The Licensee shall pay Titan a percentage royalty of 10% of the Net Sales Price on all sales of the Licensed Products by the Licensee to its customers or distributors. If the Licensee sells any Licensed Products to a customer or distributor in the Territory on an F.O.B. basis from a manufacturing source outside the Territory (for example, a shipment of Licensed Products F.O.B. Hong Kong to a customer in the


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     Territory), the royalty rate on such sales shall be computed on the basis of the average Net Sales Price of all non-F.O.B. sales of the same Licensed Products by the Licensee during the accounting period in which such F.O.B. sale occurs.

          (ii) All royalty computations under this subparagraph 4(b) shall be made on the basis of the Net Sales Price charged by the Licensee, or, if the Licensee sells a Licensed Product to a subsidiary or other party controlled by the Licensee, on the basis of the Net Sales Price for such Licensed Product charged by such subsidiary or controlled party on resale of the Licensed Product.

     (c) Guaranteed Royalties. If the total of all royalties payable to Titan under the foregoing subparagraphs 4(a) and 4(b) is less than the Guaranteed Royalty Amount set forth below, the Licensee shall pay Titan, on or before December 31, 1999, the difference between the Guaranteed Royalty Amount and the total of all royalties paid to Titan under subparagraphs 4(a) and 4(b):


         Guaranteed Royalty Amount           US$375,000.00
         -------------------------

                           (Payment Schedule Attached)

     5. Non-Competition. The Licensee agrees that it shall not, while this Agreement remains in effect and for six months thereafter, produce any products or provide any services using the name or other trademarks or service marks associated with any professional wrestling organization other than the WORLD WRESTLING FEDERATION or its affiliates, or the name and/or likeness of any professional wrestler not associated with Titan.

     6. Marketing Plans. Within 90 days of the execution of this Agreement, and on or before each one-year anniversary of the commencement date of this Agreement, the Licensee shall provide Titan with a written marketing plan with respect to the Licensed Products. Each such marketing plan shall include, on a Licensed Product-by-Licensed Product basis, a marketing timetable, sales projections, channels and methods of distribution, nature and amount of advertising and advertising expenditures, and any other information which Titan may ask the Licensee to include. Each marketing plan shall contain specific information for the one-year period immediately succeeding its submission and general estimates or projections for subsequent periods during which this agreement remains in effect.

     7. Licensee Acknowledgment. The Licensee by executing this Agreement acknowledges that it has reviewed and understands all provisions of this Agreement, including the attached Standard Terms and Conditions.

     8. Standard Terms and Conditions. This Agreement is subject to all of the provisions of the Standard Terms and Conditions which are attached to and made a part of this Agreement.




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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.


                                          TITAN SPORTS, INC.


Date 2/24/97                              By:  /s/ Linda E. McMahon
                                               ---------------------------------
                                               Pres. - Co-CEO     (Title)


                                          JAKKS PACIFIC, INC.


                                          By:  Joel M. Bennett
                                               ---------------------------------
                                               Chief Financial Officer   (Title)




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                                   APPENDIX A

                       MINIMUM GUARANTEE PAYMENT SCHEDULE



1997

January 1, 1997 to March 31, 1997                 $31,250
April 1, 1997 to June 30, 1997                     31,250
July 1, 1997 to September 30, 1997                 31,250
October 1, 1997 to December 31, 1997               31,250


1998

January 1, 1998 to March 31, 1998                 $31,250
April 1, 1998 to June 30, 1998                     31,250
July 1, 1998 to September 30, 1998                 31,250
October 1, 1998 to December 31, 1998               31,250


1998

January 1, 1999 to March 31, 1999                 $31,250
April 1, 1999 to June 30, 1999                     31,250
July 1, 1999 to September 30, 1999                 31,250
October 1, 1999 to December 31, 1999               31,250



TOTAL PAYMENT                                  US$375,000
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                  WORLD WRESTLING FEDERATION LICENSE AGREEMENT
                          STANDARD TERMS AND CONDITIONS



     SECTION A. QUALITY CONTROLS AND APPROVAL PROCEDURES FOR LICENSED PRODUCTS AND ADVERTISING MATERIALS.

     A(1) Warranty of Quality. The Licensee warrants that the Licensed Products will be of good quality in design, material and workmanship and suitable for their intended purpose; that no injurious, deleterious, or toxic substances will be used in or on the Licensed Products; that the Licensed Products will not cause harm when used as instructed and with ordinary care for their intended purpose; and that the Licensed Products will be manufactured, sold, and distributed in strict compliance with all applicable laws and regulations.

     A(2) Approval Procedures for Licensed Products and Advertising Materials; Approval Standards; Time for Approval by Titan.

     (a) General. the Licensee shall comply with all reasonable procedures which Titan may from time to time adopt regarding its approval of Licensed Products and Advertising Materials which the Licensee proposes to manufacture, sell, or use under this Agreement. These approval procedures shall be implemented using prescribed forms to be supplied to the Licensee by Titan, and shall incorporate the basic approval requirements and steps outlined in the following sections. the Licensee agrees to retain all materials relating to approvals in its files while this Agreement remains in effect and for one year thereafter.

     (b) Approval of Licensed Products. With respect to each different Licensed Product which the Licensee proposes to manufacture and sell under this Agreement, the Licensee shall submit to Titan for its review and approval the following materials in the order stated:

     (i) generic sample of the type of Licensed Product in question (that is, a sample of the kind of merchandise article to which the Licensee proposes to add the Intellectual Property in producing the Licensed Product, showing the general quality standard which will be met by the Licensed Product);

     (ii) finished art for the Licensed Product, showing the exact use of the Intellectual Property on or in connection with the proposed Licensed Product;

     (iii) a preproduction prototype sample of the Licensed Product, where appropriate, or a preproduction final sample of the Licensed Product, showing in either case the exact form, finish, and quality the Licensed Product will have when manufactured in production quantities; and

     (iv) forty-eight identical production samples of the Licensed Product, to be submitted immediately upon commencement of production.

The Licensee shall comply with all of the foregoing approval steps for each Licensed Product, obtaining Titan's written approval at each step of the procedure, unless by prior written notice from Titan it is exempted from any such step with respect to a specific Licensed Product.


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     (c) Approval of Advertising Materials. With respect to each different item of Advertising Material which the Licensee (or any party acting on its behalf) proposes to produce and use under this Agreement, the Licensee shall submit to Titan for its review and approval the following materials, in the order stated:

     (i) proposed written copy for the item of Advertising Material, with attached rough art showing how the Intellectual Property will be used in connection with the copy;

     (ii) a final printed sample of the item, where feasible (as, for example, in the case of labels, hangtags, printed brochures, catalogs, and the like).

The Licensee shall comply with all of the foregoing approval steps for each item of Advertising Material, obtaining Titan's written approval at each step of the procedure, unless by prior written notice from Titan it is exempted from any such step with respect to a specific item of Advertising Material.

     (d) Approval Standards. Titan shall have the right to disapprove any materials submitted to it under Sections A(2)(b) or A(2)(c) if it determines, in its sole and unfettered discretion, that the materials in question would impair the value and goodwill associated with the Events or Titan's licensing program for the Intellectual Property, by reason of (i) their failure to satisfy the general quality standards including those set forth in Section A(1); (ii) their use of artwork, designs, or concepts which fail to depict accurately the Talent or the Intellectual Property; (iii) their use of materials which are unethical, immoral, or offensive to good taste; (iv) their failure to carry proper copyright or trademark notices; or (v) any other reasonable cause.

     (e) Time for Approval by Titan. Titan agrees to use reasonable efforts to notify the Licensee in writing of its approval or disapproval of any materials submitted to it under Section A(2)(b) and A(2)(c) within 15 business days after its receipt of such materials, and agrees, in the case of its disapproval, to notify the Licensee in writing of its reasons for disapproval.

     A(3) Maintenance of Quality of Licensed Products; Inspection of Production Facilities. The Licensee agrees to maintain the quality of each Licensed Product manufactured under this Agreement up to the specifications, quality, and finish of the production sample of such Licensed Product approved by Titan under Section A(2)(b), and agrees not to change the Licensed Product in any respect or to make any change in the artwork for the Licensed Product without first submitting to Titan samples showing such proposed changes and obtaining Titan's written approval of such samples. From time to time after it has commenced manufacturing the Licensed Products, the Licensee, upon request, shall furnish free of charge to Titan a reasonable number of random production samples of any Licensed Product specified by Titan. The Licensee shall also furnish to Titan upon request the addresses of the production facilities used by the Licensee for manufacturing the Licensed Products, and shall make arrangements for Titan or its representatives to inspect such production facilities during reasonable business hours.

     A(4) Miscellaneous.

     (a) Artwork for Licensed Products. If the Licensee requests Titan to furnish it with any photographs or special artwork incorporating the Intellectual Property, the Licensee agrees to reimburse Titan for its costs of supplying such materials to the Licensee.

     (b) Translations. All translations of written material used on or in connection with the Licensed Products or Advertising Materials shall be accurate, and the Licensee, when submitting the Licensed Products


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and the Advertising Materials for approval, shall provide Titan with English translations of all such written materials in a language other than English.

     (c) Use of Talent in Licensed Products and Advertising Materials. With prior written consent of Titan Licensee shall be allowed to use any Talent for purposes of explicit endorsement in any Licensed Product or items as contemplated by the definition of Intellectual Property set forth above.

     (d) Transactions with Other Licensee. The Licensee shall not, without Titan's prior written consent, (i) sell or deliver to another Titan licensee the films or other devices used by the Licensee to produce the Licensed Products; or
(ii) print or otherwise produce any items using the Intellectual Property for another Titan licensee.

     (e) Duplicate Films. If the Licensee in connection with the manufacture of the Licensed Products develops film or other reproductive media incorporating the Intellectual Property, the Licensee, when requested by Titan to do so, shall supply duplicates of such films or other reproductive media to other licensees of Titan outside the Territory, at cost of duplication plus 10%.

     (f) Titan's Right to Purchase Licensed Products. In addition to the random production samples of the Licensed Products to be supplied by the Licensee to Titan free of charge under Section A(3), Titan shall be entitled at any time while this Agreement remains in effect to purchase from the Licensee, at the Licensee's cost of manufacture plus 13.5% of cost any available quantity of the Licensed Products. Any such Licensed Products purchased by Titan shall be royalty-free.

     SECTION B. EFFORTS TO SELL LICENSED PRODUCTS; RESTRICTIONS ON SALE

     B(1) Manufacture and Sale of Licensed Products. The Licensee agrees to manufacture the Licensed Products at the Licensee's own expense in sufficient quantities to meet the reasonably anticipated demand. The Licensee also agrees to exercise reasonable efforts to advertise and promote the Licensed Products at its own expense and to use its best efforts to sell the licensed Products in the Territory.

     B(2) Good Faith Effort to Exploit Rights. If within three months of the execution of this Agreement the Licensee has failed to take any good faith steps to exploit the rights granted to it (for example, by seeking to obtain Titan's approval of a proposed Licensed Product, or commencing to manufacture and sell an approved Licensed Product), Titan shall have the right to terminate this Agreement immediately by giving written notice of termination to the Licensee. If within three months of the execution of this Agreement the Licensee has failed to submit to Titan a prototype of a particular Licensed Product, such Licensed Product shall be automatically deleted from the definition of "Licensed Products" under subparagraph 1(e) of this Agreement, and all rights to such Licensed Product shall revert to Titan.

     B(3) Titan's Right to Eliminate Country from Territory. If at any time during the period of this Agreement the Licensee is not making regular sales of more than a nominal nature of any of the Licensed Products in a country of the Territory, Titan shall have the right, upon giving 30 days prior written notice to the Licensee, to terminate the Licensee's rights for all Licensed Products of such country.

     B(4) Titan's Right to Terminate License for Specific Licensed Product. If at any time during the period of this Agreement the Licensee is not making regular sales of more than a nominal nature of a particular Licensed Product in a country of the Territory, Titan shall have the right, upon giving 30 days prior written notice to the Licensee, to terminate the Licensee's rights for such Licensed Product for such country. In order


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to assist Titan in reviewing its marketing activities, the Licensee agrees to furnish Titan upon request complete information evidencing on a country-by-country basis the Licensee's efforts to market the Licensed Products in such countries.

     B(5) Restrictions on Sale of Licensed Products. The Licensed Products shall be sold to the public only in the manner in which merchandise articles of the same general description are customarily merchandised to the public. the Licensee shall not use or sell the Licensed Products as premiums, or distribute the Licensed Products to parties which the Licensee has reason to believe intend to use or sell the Licensed Products as premiums. Use or sale of the Licensed Products as "premiums," for purposes of the foregoing provisions, shall mean use or sale of the Licensed Products in connection with the following kinds of promotional activities: self-liquidator programs; joint merchandising programs; giveaways; sales incentive programs; door openers; traffic builders; and any other kinds of promotional programs designed to promote the sale of the Licensed Products or other goods or services of the Licensee or a third party.

     SECTION C ROYALTIES; STATEMENTS.

     C(1) Computation of Royalties. All royalties due to Titan shall accrue upon the sale of the Licensed Products, regardless of the time of collection by the Licensee. For purposes of this agreement, a Licensed Product shall be considered "sold" as of the date on which such Licensed Product is billed, invoiced, shipped, or paid for, whichever event occurs first. If any Licensed Products are consigned to a distributor by the Licensee, the Licensed Products shall be considered "sold" by the Licensee upon the date on which such distributor bills, invoices, ships, or receives payment for any of the Licensed Products, whichever event occurs first.

     C(2) Time of Payment. The Licensee shall pay all royalties owing to Titan under this Agreement for any calendar quarter within 30 days following the end of the calendar quarter in question. All royalty amounts in this Agreement are stated in U.S. Dollars, and all royalty payments shall be made in U.S. Dollars. All royalty statements required to be submitted by the Licensee shall be submitted within 30 days following the end of the calendar quarter to which they relate and shall accompany the royalty payments made to Titan.

     C(3) Titan Approval of Discounted Sales. If the Licensee proposes to sell any Licensed Product at a price which is less than 10% above the Licensee's manufactured cost of such Licensed Product, Titan shall have a right of prior approval over the terms of such sale and the percentage royalty to be payable by the Licensee under paragraph 4 with respect to such sale.

     C(4) Deductions; Taxes.

     (a) There shall be no deduction from the royalties owed to Titan for uncollectible accounts, or for taxes, fees, assessments, or other expenses of any kind which may be incurred or paid by the Licensee in connection with: (i) royalty payments to Titan; (ii) the manufacture, sale, distribution, or advertising of the Licensed Products in the Territory; or (iii) the transfer of funds or royalties or the conversion of any currency into U.S. Dollars. It shall be the Licensee's sole responsibility at its expense to obtain the approval of any foreign authorities; to take whatever steps may be required to effect the payment of funds from abroad; to minimize or eliminate the incidence of foreign taxes, fees, or assessments which may be imposed; to protect its investments in foreign territories; to enable it to commence or continue doing business in any foreign territory; and to comply in any and all respects with all applicable laws and regulations.


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     (b) Notwithstanding the provisions of the preceding Section C(4)(a), if (i)
any country imposes a withholding tax against Titan, as licensor, with respect to the royalties payable to Titan by the Licensee on sales of the Licensed Products in such country, (ii) such tax is paid by the Licensee on behalf of Titan, and (iii) such tax is an income tax as to which a foreign tax credit is allowable to Titan under Section 901 of the Internal Revenue Code of 1986, as amended, the Licensee may deduct the amount of such withholding tax from the royalties owing to Titan on the condition that the Licensee furnishes to Titan such information as Titan requires to evidence Titan's right to credit such withholding tax against its federal income tax liability in the United States.

     C(5) Royalty Statements. The Licensee shall furnish to Titan, at the same time it makes payment of royalties, a full and complete statement, duly certified by an officer of the Licensee to be true and accurate, showing the number of each type of Licensed Product sold during the calendar quarter in question, the total gross sales revenues for each such Licensed Product, an itemization of all allowable deductions, if any, the Net Sales Price for each Licensed Product sold, the amount of royalties due with respect to such sales, and the quantities of each Licensed Product on hand and in transit as of the end of such quarter, together with such other pertinent information as Titan may reasonably request from time to time. The Licensee's royalty accountings shall identify with specificity the types of Intellectual Property used on or in connection with each Licensed Product sold, including the identities of all Talent appearing on each Licensed Product. there shall be a breakdown of sales of Licensed Products by country, and all figures and monetary amounts shall first be stated in the currency in which the sales were actually made. If several currencies are involved in any reporting category, that category shall be broken down by each such currency. Next to each currency amount shall be set forth the equivalent amount stated in U.S. Dollars, and the rate of exchange used in making the required conversion calculation. The rate of exchange shall be the actual rate of exchange obtained by the Licensee on the date of payment.

     C(6) Royalty Adjustments. The receipt or acceptance by Titan of any royalty statements furnished pursuant to this Agreement, or the receipt or acceptance of any royalty payments made, shall not preclude Titan from questioning their accuracy at any time. If any inconsistencies or mistakes are discovered in such statements or payments, appropriate adjustments shall be made immediately by the parties. The Licensee shall pay Titan interest on a late royalty payments at an annual rate of 2% over the prevailing prime interest rate in effect at New York, New York, on the date on which such late royalty payments should have been received by Titan.

     SECTION D BOOKS OF ACCOUNT AND OTHER RECORDS; AUDITS

     D(a) Retention of Records. While this Agreement remains in effect and for two years thereafter, the Licensee shall keep full and accurate books of account and copies of all documents and other material relating to this Agreement at the Licensee's principal office. Titan, by its duly authorized agents and representatives, and by giving licensee five days advance notice, shall have the right to audit such books, documents, and other material, shall have access thereto during ordinary business hours, and shall be at liberty to make copies of such books, documents, and other material. Audits by Titan will be limited to one per year. At Titan's request, the Licensee shall provide an authorized employee to assist in the examination of the Licensee's records.

     D(2) Audits by Titan. If any audit of the Licensee's books and records reveals that the Licensee has failed properly to account for and pay royalties owing to Titan, and the amount of any royalties which the Licensee has failed properly to account for an pay for any quarterly accounting period exceeds, by 5% or more, the royalties actually accounted for and paid to Titan for such period, the Licensee shall, in addition to paying Titan such past due royalties, reimburse Titan for its direct out-of-pocket expenses incurred in conducting such audit, together with interest on the overdue royalty amount at an annual rate of 2% over the prevailing prime


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interest rate in effect at New York, New York, on the date on which such overdue royalty amount should have been paid to Titan.

     SECTION E TRADEMARK PROTECTION.

     E(1) Trademark Uses Inure to Titan's Benefit. All trademark uses of the Trademarks and other Intellectual Property by the Licensee shall inure to the benefit of Titan, which shall own all trademarks and trademark rights created by such uses. the Licensee hereby assigns and transfers to Titan all trademarks and trademark rights created by such uses of the Trademarks and other Intellectual Property, together with the goodwill of the business in connection with which such trademarks are sued.

     E(2) Trademark Registrations. Titan shall have the right, but not the obligation, to file in the appropriate offices of countries of the Territory, at its own expense, trademark applications relating to the use or proposed use by the Licensee of any of the Trademarks and any other Intellectual Property in connection with the Licensed Products, such filings to be made in the name of Titan.

     E(3) Records Relative to Trademark Uses. The Licensee shall keep appropriate records (including copies of pertinent invoices and correspondence) relating to the dates when each of the Licensed Products is first placed on sale or sold in each country of the Territory, and the dates of first use in each country of each different element of the Intellectual Property on the Licensed Products and Advertising Materials, If requested to do so by Titan, the Licensee agrees to supply Titan with samples of the trademark usages in question and other information which will enable Titan to complete and obtain trademark applications or registrations, or to valuable or oppose any trademark applications, registrations, or uses of other parties.

     E(4) Registered User Laws. As to those countries which require applications to register the Licensee as a registered user of a Trademark or Trademarks or other element of the Intellectual Property used on or in connection with the Licensed Products or which require the recordation of this Agreement, the Licensee agrees to execute and deliver to Titan such documents as may be necessary and as are furnished by Titan for such purposes.

     E(5) Trademark Notices. The Licensee agrees to affix or to cause its authorized manufacturing sources to affix to the Licensed Products and to the Advertising Materials such trademark notice as may be supplied by Titan.

     E(6) No Use of Initials WWF. The Licensee agrees that it will not use the initials WWF in block letters on or in connection with any Advertising Materials or Licensed Products.

     SECTION F COPYRIGHT PROVISIONS

     F(1) Copyright Notices. The authorization of Titan to the Licensee to make public distribution of the Licensed Products and Advertising Materials is expressly conditioned upon the following agreement of the Licensee. The Licensee agrees to place on all Licensed Products and on all Advertising Materials the copyright notice or notices in the name of Titan specified in writing by Titan.

     F(2) Assignment by Licensee. The Licensee hereby sells, assigns, and transfers to Titan its entire, worldwide right, title, and interest in and to all "new works" or "derivative works" heretofore or hereafter created using the Intellectual Property, including, but not limited to, the copyrights thereon. If parties who are not


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employees of the Licensee living in the United States make or have made any contribution to the creation of a "new work", so that such parties might be deemed to be "authors" of such "new work" as that term is used in present or future United States copyright statutes, the Licensee agrees to obtain from such parties a comparable full assignment of rights so that the foregoing assignment by the Licensee vests in Titan full rights in the "new work", free of any claims, interests, or rights of other parties. The Licensee agrees not to permit any of its employees to obtain or reserve by oral or written employment agreements any rights as "authors" of such "new works". At Titan's request, the Licensee agrees to furnish Titan with full information concerning the creation of "new works" and with copies of assignments of rights obtained form other parties.

     SECTION G INDEMNIFICATIONS; PRODUCT LIABILITY INSURANCE

     G(1) Licensee's Indemnification. The Licensee agrees to indemnify and hold Titan harmless from any and all claims (and liabilities, judgments, penalties, losses, costs, damages, and expenses resulting therefrom, including reasonable attorneys' fees but excluding lost profits) made by third parties against Titan arising by reason of or in connection with any act under or in violation of this Agreement by the Licensee, its subsidiaries, manufacturers, distributors, or other persons, or the employees or agents of any of the foregoing or of the Licensee, including, but not limited to, the manufacture, distribution, exploitation, advertising, sale, or use of the Licensed Products by any of them, but excluding any claims based solely upon the use of the Intellectual Property by the Licensee in strict accordance with the terms of this Agreement.

     G(2) Titan's Indemnification. Titan agrees to indemnify and hold the Licensee, its directors, officers, employees and agents harmless from any and all claims (and liabilities, judgments, penalties, losses, costs, damages, and expenses resulting therefrom, including reasonable attorneys' fees, but excluding lost profits) made by third parties against the Licensee asserting rights in one or more elements of the Intellectual Property and based solely upon the use of the Intellectual Property by the Licensee in strict accordance with the terms of this Agreement.

     G(3) Claims Procedures. With respect to any claims falling within the scope of the foregoing indemnifications: (a) each party agrees promptly to notify the other of and keep the other fully advised with respect to such claims and the progress of any suits in which the other party is not participating; (b) each party shall have the right to assume, at its sole expense, the defense of a claim or suit made or filed against the other party; (c) each party shall have the right to participate, at its sole expense, in any suit instituted against it and to approve any attorneys selected by the other party to defend it, which approval shall not be unreasonably withheld or delayed; and (d) a party assuming the defense of a claim or suit against the other party shall not settle such claim or suit without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed.

     G(4) Product Liability Insurance. the Licensee agrees to obtain and maintain during the term of this Agreement, at its own expense, product liability insurance providing protection (at a minimum, in the amount of $1,000,000 per occurrence/$2,000,000 annual aggregate) applicable to any claims, liabilities, damages, costs or expenses arising out of any defects or alleged defects in the Licensed Products. Such insurance shall include coverage of Titan, its directors, officers, agents, employees, assignees, and successors. Within 30 days after execution of this Agreement by Titan, the Licensee shall cause the insurance company issuing such policy to issue a certificate to Titan confirming that such policy has been issued and is in full force and effect and provides coverage of Titan as required by this Section G(4), and also confirming that before any cancellation, modification, or reduction in coverage of such policy, the insurance company shall give Titan 30 days prior written notice of such proposed cancellation, modification, or reduction.


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     SECTION H RESERVATION OF RIGHTS.

     All rights in and to the Intellectual Property (including premium rights in the Licensed Products) are retained by Titan for its own use, except for the specific rights which are granted to the Licensee under this Agreement. Titan reserves the right to use, and to license other parties to use, the Intellectual Property in the Territory for any purpose Titan may determinate.

     SECTION I INFRINGEMENTS; CLAIMS.

     I(1) Infringements. When the Licensee learns that a party is making unauthorized uses of the Intellectual Property, the Licensee agrees promptly to give Titan written notice giving full information with respect to the actions of such party. The Licensee agrees not to make any demands or claims, bring suit, effect any settlements, or take any other action against such party without the prior written consent of Titan. The Licensee agrees to cooperate with Titan, at no out-of-pocket expense to the Licensee, in connection with any action taken by Titan to terminate infringements.

     I(2) Claims. If claims or suits are made against Titan or the Licensee by a party asserting the ownership of rights in a name or design which is the same as or similar to one of the elements of the Intellectual Property, and asserting further that the use of a particular element of the Intellectual Property by the Licensee infringes the right of such party, or if the parties learn that another party has or claims rights in a trademark, name, or design which would or might conflict with the proposed or actual use of an element of the Intellectual Property by the Licensee, Titan and the Licensee agree in any such cast to consult with each other on a suitable course of action. In no event shall the Licensee have the right, without the prior written consent of Titan, to acknowledge the validity of the claim of such party, to obtain or seek a license from such party, or to take any other action which might impair the ability of Titan to contest the claim of such party if Titan so elects. The Licensee agrees at the request of Titan to make reasonable modifications requested by Titan in the Licensee's use of the element of the Intellectual Property in question or to discontinue use of such element in the country of the Territory in question on the particular Licensed Product or Licensed Products which are involved, if Titan, in its sole discretion, reasonably exercised, determines that such action is necessary or desirable to resolve or settle the claim or suit or eliminate or reduce the threat of a claim or suit by such party. If this event should occur, the Licensee will have the right to negotiate a reduction in the Guaranteed Royalty Amount due under paragraph 4(c) of this Agreement. Titan shall have the right to participate fully at its own expense in the defense of any claim or suit instituted against the Licensee with respect to the use by the Licensee of an element of the Intellectual Property.

     SECTION J NO SUBLICENSING OR RIGHTS; AGREEMENTS WITH MANUFACTURERS.

     J(1) Sublicensing. The Licensee shall not have the right to sublicense any of the rights granted to it under this Agreement except to a wholly owned subsidiary with the written approval of Titan.

     J(2) Agreements with Manufacturers. The Licensee shall have the right to arrange with another party to manufacture the Licensed Products or components of the Licensed Products for exclusive sale, use, and distribution by the Licensee. the Licensee agrees to enter into a written agreement with all such manufacturers, and agrees to incorporate into such written agreements all of the provisions, for the protection of the rights of Titan, which are contained in the form manufacturer agreement which is available from Titan. The Licensee further agrees to furnish Titan within 30 days of their execution copies of all agreement with such manufacturers.


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     J(3) Enforcement of Manufacturer Agreements. The Licensee agrees strictly to enforce against its manufacturers all of the provisions which are required to be included in such agreements for the protection of Titan, as provided in Section J(2); to advise Titan of any violations thereof by manufacturers, and of corrective actions taken by the Licensee and the results thereof; and at the request of Titan to terminate such an agreement with any manufacturer which violates any of such provisions for the protection of Titan. If the Licensee fails to exercise such termination rights by giving written notice to the manufacturer within 20 days after being requested to do so in writing by Titan, the Licensee appoints Titan its irrevocable attorney-in-fact to send a notice of termination in the name of the Licensee to the manufacturer for the purpose of terminating the agreement or any specific rights of the party under such agreement.

     SECTION K BREACH AND TERMINATION.

     K(1) Immediate Right of Termination. Titan shall have the right to terminate this Agreement immediately, by giving written notice to the Licensee, in any of the following situations:

     (a) If the Licensee make, sells, offers for sale, or distributes or uses any Licensed Product or Advertising Material without having the prior written approval of Titan, as required by Section A, or makes any use of the Intellectual Property not authorized under this Agreement.

     (b) If the Licensee Fails to make any Advance Royalty Amount payment or Guaranteed Royalty Amount payment by the date such payment is required under the provisions of paragraph 4, or if the Licensee fails to submit royalty statements and/or royalty payments to Titan during the time period specified in Section C(2).

     (c) If the Licensee becomes subject to any voluntary or involuntary order of any governmental agency involving the recall of any of the Licensed Products because of safety, health, or other hazards or risks to the public.

     (d) If, other than under Title 11 of the United States Code, the Licensee becomes subject to any voluntary or involuntary insolvency, cession, bankruptcy, or similar proceedings, or an assignment for the benefit of creditors is made by the Licensee, or an agreement between the Licensee and its creditors generally is entered into providing for extension or composition of debt, or a receiver is appointed to administer the assets of the Licensee, or the assets of the Licensee are liquidated, or any distress, execution, or attachment is levied on such of its manufacturing or other equipment as is used in the production and distribution of the Licensed Products and remains undischarged for a period of 30 days.

     (e) If the Licensee breaches any of the provisions of Section J.

     (f) If the Licensee breaches any of the provisions of Section L(1).

     K(2) Assumption and Rejection Pursuant to United States Bankruptcy Code. After any order for relief under the Bankruptcy Code is entered against the Licensee, the Licensee must assume or reject this Agreement within 60 days after the order for relief is entered. If the Licensee does not assume this Agreement within such 60-day period, Titan may, at its sole option, terminate this Agreement immediately by giving written notice to the Licensee, without further liability on the part of Titan.


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



     K(3) Curable Breaches. If either party breaches any of the terms and provisions of this Agreement, other than those specified in Section K(1), and the party involved fails to cure the breach within 30 days after receiving written notice by certified or registered mail from the other party specifying the particulars of the breach, the nondefaulting party shall have the right to terminate this Agreement by giving written notice to the defaulting party by registered or certified mail.

     K(4) Effect of Termination. Termination of this Agreement under the provisions of this Section K or the provisions set forth elsewhere in this Agreement shall be without prejudice to any rights or claims which either party may otherwise have against the other party. Upon the termination of this Agreement, all royalties on sales previously made shall become immediately due and payable to Titan. Upon the termination of this Agreement under the provisions of Section K(1)(d) or K(2) of this Agreement, the Licensee, its receivers, trustees, assignees, or other representatives shall have no right to sell, exploit, or in any way deal with the Licensed Products, the Advertising Materials, or the Intellectual Property, except with the special written consent and instructions of Titan.

     K(5) Discontinuance of Use of Intellectual Property, Etc. Subject to the provisions of Section K(6), upon the expiration or earlier termination of this Agreement, the Licensee agrees immediately and permanently to discontinue manufacturing, selling, advertising, distributing, and using the Licensed Products and Advertising Materials; immediately and permanently to discontinue using the Intellectual Property: immediately to destroy any films, molds, dies, patterns, or similar items from which the Licensed Products and Advertising Materials were made, where any element of the Intellectual Property is an integral part thereof; and immediately to terminate all agreements with manufacturers, distributors, and others which related to the manufacture, sale, distribution, and use of the Licensed Products.

     K(6) Disposition of Inventory upon Expiration. Notwithstanding the provisions of Section K(5), if this Agreement expires in accordance with its terms, and is not terminated for cause by Titan, the provisions of this Section K(6) shall apply. If the Licensee delivers to Titan on or before the date 30 days prior to the expiration of this Agreement a written inventory listing, on a Licensed Product-by-Licensed Product basis, all Licensed Products in the Licensee's possession, custody, or control as of the date of such inventory, the Licensee shall have the non-exclusive right to sell any Licensed Products listed on such inventory for a period of 120 days immediately following such expiration, subject to the payment of royalties to Titan on any such sales in accordance with the terms of this Agreement. Titan shall have the right (but not the obligation) to buy any or all of the Licensed Products listed on such inventory at the Licensee's cost of manufacture. The sell-off right granted the Licensee under this Section K(6) shall in no event apply to a quantity of any Licensed Product exceeding 50% of the Licensee's average quarterly unit sales of such Licensed Product during the one-year period immediately preceding the expiration of this Agreement.

     SECTION L MISCELLANEOUS PROVISIONS.

     L(1) Restriction on Assignments. Without the prior written consent of Titan, the Licensee shall not directly or indirectly assign, transfer, sublicense, or encumber any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Titan.

     L(2) Parties Not Joint Venturers. Nothing contained in this Agreement shall be construed so as to make the parties partners or joint venturers or to permit the Licensee to bind Titan to any agreement or purport to act on behalf of Titan in any respect.


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


     L(3) Modifications of Agreement; Remedies. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing, signed by both parties. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, and a waiver by either party of a default in one or more instances shall not be construed as a continuing waiver or as a waiver in other instances.

     L(4) Invalidity of Separable Provisions. If any term or provision of this Agreement is for any reason held to be invalid, such invalidity shall not affect any other term or provision, and this Agreement shall be interpreted as if such term or provision has never been contained in this Agreement.

     L(5) Notices. All notices to be given under this Agreement (which shall be in writing) shall be given at the respective addresses of the parties as set forth on page 1, unless notification of a change of address is given in writing. The date of mailing shall be deemed to be the date the notice is given.

     L(6) Headings. the paragraph and section headings of this Agreement are inserted only for convenience and shall not be construed as a part of this Agreement.

     L(7) Entire Understanding. This Agreement contains the entire understanding of the parties with respect to its subject matter. Any and all representations or agreements by any agent or representative of either party to the contrary shall be of no effect.

     L(8) Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Connecticut, regardless of the place or places of its physical execution and performance.



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